EXHIBIT 99.1

BJ's Restaurants Opens in Towson, Maryland

HUNTINGTON BEACH, Calif., June 16, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced the opening of its newest restaurant in Towson, Maryland, on Monday, June 15, 2015. The new BJ's Restaurant and Brewhouse® is located adjacent to the 1 million square foot Town Center Regional Mall. The restaurant is approximately 7,500 square feet, seats approximately 225 guests and features BJ's extensive menu, including BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's unique, contemporary décor provides the perfect environment for all dining occasions. Hours of operation are from 11:00 a.m. to 12:00 midnight Sunday through Thursday, and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

"We are excited to open our third restaurant in the state of Maryland in Towson, a suburb just north of Baltimore," commented Greg Trojan, President and CEO. "Our Towson restaurant joins our other two successful Maryland restaurants located at the Francis Scott Key Mall in Frederick and the Town Center Mall in Laurel. The Towson restaurant is our sixth new restaurant this year and we remain on track to open at least 15 new restaurants in fiscal 2015. Our next new restaurant is scheduled to open on June 22nd in Columbus, Ohio, followed shortly thereafter by our first restaurant in the state of Alabama in Huntsville, which is scheduled to open in early July."

BJ's Restaurants, Inc. currently owns and operates 162 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in the 20 states of Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.